Exhibit (a)(c)(5)

ICAHN ENTERPRISES L.P. AND ICAHN ENTERPRISES HOLDINGS L.P. ANNOUNCE RESULTS OF TENDER OFFER FOR UP TO 17,753,322 SHARES OF COMMON STOCK OF CVR ENERGY

SUNNY ISLES BEACH, Fla., January 9, 2025 — Icahn Enterprises L.P. (NASDAQ: IEP) (“IEP”) and Icahn Enterprises Holdings L.P. (“IEH”) today announced the results of IEH’s cash tender offer for up to 17,753,322 shares of CVR Energy, Inc.’s (NYSE: CVI) (“CVR Energy”) common stock, par value $0.01 per share, at a price per share of $18.25 (the “Offer”), which expired at 5:00 p.m., New York City time, on January 8, 2025.

Based on the count by Broadridge Corporate Issuer Solutions, LLC, the depositary and paying agent for the Offer (the “Depositary and Paying Agent”), a total of approximately 878,212 shares were properly tendered and not properly withdrawn in the Offer.

IEH will accept for payment all shares properly tendered and not properly withdrawn at a price of $18.25 per share, for a total purchase price of approximately $16 million in the aggregate. The shares to be accepted for payment by IEH represent in the aggregate approximately 0.9% of CVR Energy’s outstanding common stock. The Depositary and Paying Agent will promptly pay for the shares accepted for purchase by IEH.

D.F. King & Co., Inc. acted as information agent for the Offer. Any questions regarding the Offer may be directed to the information agent toll free at (866) 207-3626 or via email at CVREnergy@dfking.com

THIS PRESS RELEASE DOES NOT CONSTITUTE AN OFFER TO PURCHASE, OR A SOLICITATION OF AN OFFER TO SELL, ANY SECURITIES. THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY.

About CVR Energy

Headquartered in Sugar Land, Texas, CVR Energy is a diversified holding company primarily engaged in the renewables, petroleum refining and marketing businesses as well as in the nitrogen fertilizer manufacturing business through its interest in CVR Partners, LP. CVR Energy subsidiaries serve as the general partner and own approximately 37% of the common units of CVR Partners, LP.

About IEP and IEH

Icahn Enterprises L.P. (NASDAQ: IEP), a master limited partnership, is a diversified holding company owning subsidiaries currently engaged in the following continuing operating businesses: Investment, Energy, Automotive, Food Packaging, Real Estate, Home Fashion and Pharma.

Icahn Enterprises Holdings L.P. (“IEH”) is a Delaware limited partnership. IEP owns a 99% limited partner interest in IEH, and each of IEP and IEH are indirectly controlled by Carl C. Icahn.

Cautionary Statement Regarding Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the federal securities laws. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” “target,” and similar expressions, and variations or negatives of these words. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about the Offer and the anticipated benefits thereof, and the terms of the related tender offer agreement. Such statements involve risks, uncertainties and assumptions. If such risks or uncertainties materialize or such assumptions prove incorrect, the results of the Offer or the business of CVR Energy could differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including any statements regarding the expected benefits and costs of the Offer; the expected timing of the completion of the Offer; the ability of IEH to complete the Offer; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. Risks, uncertainties and assumptions include the possibility that expected benefits may not materialize as expected; that the Offer may not be timely completed, if at all; that, prior to the completion of the transaction, CVR Energy’s business may not perform as expected due to transaction-related uncertainty or other factors; and other risks that are described in CVR Energy’s latest Annual Report on Form 10-K and its other filings with the SEC. IEP and IEH do not intend to update you concerning any future revisions to any forward-looking statements to reflect events or circumstances occurring after the date of this press release, except to the extent necessary to amend and promptly disseminate revised information in the event that our existing disclosure regarding the Offer materially changes or as otherwise required by law or applicable rule or regulation.